Exhibit 99.1

County Bancorp, Inc. Announces Closing of Exchange Offer for its Subordinated Notes

Manitowoc, Wisconsin, September 17, 2018 – County Bancorp, Inc. (Nasdaq: ICBK) (the “Company”), the holding company of Investors Community Bank, an agricultural and commercial bank headquartered in Manitowoc, Wisconsin (the “Bank”), today announced the closing of its offer to exchange $30.0 million of its 5.875% Fixed-to-Floating Rate Subordinated Notes due 2028, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for $30.0 million of its outstanding 5.875% Fixed-to-Floating Rate Subordinated Notes due 2028, which were issued in a previously announced private placement to certain institutional investors (the “Original Notes”).

The exchange offer expired at 11:59 p.m., New York City time, on September 14, 2018, with all $30.0 million in aggregate principal amount of the Original Notes having been validly tendered in exchange for an equal amount of Exchange Notes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and will not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. A registration statement on Form S-4 related to the exchange offer was declared effective by the Securities and Exchange Commission on August 9, 2018.  The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus, dated August 10, 2018, and the related letter of transmittal.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and its wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches the Bank has developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  The Bank also serves business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Its customers are served from full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and loan production offices in Darlington, Eau Claire, Fond du Lac, and Sheboygan.